Exhibit 99.1

Fate Therapeutics Announces Leadership Transition

Scott Wolchko, a Fate Founder, to Succeed Christian Weyer as President and CEO

Effective December 1, 2015

Additional Leadership Changes Enhance Fate Executive Team

SAN DIEGO, CA — October 12, 2015 — Fate Therapeutics, Inc. (NASDAQ: FATE), a biopharmaceutical company engaged in the development of programmed cellular immunotherapeutics for the treatment of cancer and immune disorders, announced today that Scott Wolchko will succeed Christian Weyer, M.D., M.A.S., as President and Chief Executive Officer following Dr. Weyer’s resignation effective November 30, 2015.  Mr. Wolchko, who has served as the Company’s Chief Financial Officer since its founding and as Chief Operating Officer since January 2013, has also joined Fate’s Board of Directors.

“Fate Therapeutics is well-positioned to advance its growing pipeline of programmed cellular immunotherapeutics, and Scott is the perfect choice to lead the organization during our new phase of innovation. Scott has been involved in every aspect of Fate’s business from its outset, including strategically guiding our platform for off-the-shelf cell-based cancer immunotherapies and playing an instrumental role in augmenting our pipeline through external research collaborations,” said Bill Rastetter, Ph.D., Chairman of the Company’s Board of Directors. “We thank Christian for steering Fate to become a public company with an experienced leadership team, a robust immunotherapeutics product portfolio and a strong balance sheet.”

Mr. Wolchko, who founded Fate Therapeutics in 2007 with leading venture capitalists at ARCH Venture Partners, Polaris Partners and Venrock, added, “I am honored and privileged to lead the advancement of our deep portfolio of cell-based product candidates, which includes a clinical franchise designed to enhance the immune system of patients undergoing hematopoietic cell transplantation and an emerging franchise of off-the-shelf NK-cell and T-cell cancer immunotherapeutics with disruptive potential. Since Fate’s beginning, we have been scientifically driven and committed to optimizing the biological properties and maximizing the therapeutic potential of immune cells. We remain dedicated to innovation and passionate about developing cell-based immunotherapeutics that can profoundly change patient lives and deliver value for our shareholders.”

In connection with Mr. Wolchko’s new role, Fate Therapeutics also announced the following organizational changes:

•                  Daniel Shoemaker, Ph.D., who joined Fate Therapeutics as Chief Technology Officer in 2009, has been appointed Chief Scientific Officer. In this capacity, Dr. Shoemaker will lead the Company’s scientific strategy and research operations, and will be responsible for identifying and developing modulators of immune cells, conducting preclinical and translational clinical research and overseeing external research collaborations.

•                  Stewart Abbot, Ph.D., who joined Fate Therapeutics as Vice President, Translational Research in 2015, has been appointed Chief Development Officer. Dr. Abbot joined Fate Therapeutics from Celgene Cellular Therapeutics (CCT), where he was instrumental in developing CCT’s hematopoietic cell-based immuno-oncology programs and partnerships. In his capacity as Chief Development Officer, Dr. Abbot will lead early development strategy, and will be responsible for defining preclinical candidates and early development pathways and for advancing preclinical candidates into first-in-human clinical studies.

•                  Cindy Tahl, J.D., who joined Fate Therapeutics in 2009, has been appointed General Counsel. During her tenure at Fate Therapeutics, Ms. Tahl has served as the Company’s senior legal counsel, providing legal advice across all functions of the business and overseeing all corporate compliance matters, and has led the development of the Company’s intellectual property strategy. Ms. Tahl is admitted to the State Bars of California and New York.

Mr. Wolchko began his career as an investment banker with Morgan Stanley & Co.’s Healthcare Investment Banking Group in New York and San Francisco. Prior to founding Fate Therapeutics in 2007, he helped start and served as Chief Financial Officer of Bocada, Inc., an enterprise software company providing business intelligence solutions for data management and protection, and previously led corporate development at drugstore.com, a health and wellness internet retailer. Mr. Wolchko holds an M.S. in biochemical engineering from the University of Virginia, and a B.S. in biomedical engineering from the University of Vermont.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company engaged in the development of programmed cellular immunotherapeutics for the treatment of cancer and immune disorders. The Company’s lead product candidate, PROHEMA®, is an ex vivo programmed cell-based protective immunotherapeutic, which is currently in clinical development in patients undergoing hematopoietic cell transplantation. The Company is leveraging its novel cell programming approach in the research and development of off-the-shelf cell-based cancer immunotherapeutics, including induced pluripotent stem cell-derived NK-cell and T-cell product candidates, and CD34+ cell-based regulatory immunotherapeutics. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the therapeutic potential of programmed cellular immunotherapeutics, the Company’s plans to undertake research and development of programmed cellular immunotherapeutics and the Company’s ability to develop programmed cellular immunotherapeutics, including off-the-shelf cell-based cancer immunotherapeutics. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of cessation or delay of planned research and development activities, any inability to develop programmed cellular immunotherapeutics suitable for therapeutic applications, and the risk that programmed cellular immunotherapeutics or other product candidates that the Company may develop may not produce therapeutic benefits or may cause other unanticipated adverse effects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s Form 10-Q for the quarter ended June 30, 2015, and from time to time the Company’s other investor communications. The Company is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Jesse Baumgartner

Stern Investor Relations, Inc.

212.362.1200

jesse@sternir.com

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